EX-99.h.
                    TRANSFER AGENCY AGREEMENT


    This Agreement made as of the ____ day of __________, 2000 between UMB Bank, n.a. (the "Manager"), a national banking association with its principal place of business located at Kansas City, Missouri, UMB Scout Funds, a Delaware business trust (the "Fund"), on behalf of its separate series of shares representing interests in separate portfolios, which are listed on Schedule A, as may be amended from time to time ("Series"), and Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent").
                           WITNESSETH
    That in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                            ARTICLE I
                           DEFINITIONS

    Whenever used in this Agreement, the following words and phrases shall have the following meanings:

    1. "Approved Institution" shall mean an entity so named in a Certificate, as hereinafter defined. From time to time, the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

    2. The "Board of Trustees" shall mean the Board of Trustees of the Fund.

    3. "Certificate" shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

    4. "Custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, or its successor(s).

    5. "Fund Business Day" shall be determined as set out in the Fund's prospectuses as shall be effective from time to time.

    6. "Officer" shall be deemed to be the Fund's President, any Vice President, Secretary, Treasurer, Controller, any Assistant Controller, any Assistant Treasurer and any Assistant Secretary, and any other person duly authorized by the Board of Trustees of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund, and any person reasonably believed by the Transfer Agent to be such a person.

    7. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: postage (and first class mail insurance in connection with mailing Share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Any charges associated with special or exception processing shall also be considered Out-of-Pocket Expenses.

    8. "Prospectus" shall mean the most recent Fund prospectus relating to the applicable Series actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Securities Act of 1933, as amended, has become effective, including the Statement of Additional Information, incorporated by reference therein.

    9. "Shares" shall mean all or any part of each class or Series of the shares of beneficial interest of the Fund or portfolio listed in the Certificate as to which the Transfer Agent acts as transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Fund.

                           ARTICLE II
                  APPOINTMENT OF TRANSFER AGENT

    1. Effective as of the date of this Agreement, the Manager, acting for the benefit of the Fund, hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Series and as dividend disbursing agent during the period of this Agreement.

    2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

    3. In connection with such appointment, the Fund upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:
         (i) A copy of the Agreement and Declaration of Trust of the Fund and any and all amendments thereto certified by the Secretary of the Fund;
         (ii) A copy of the By-laws of the Fund certified by the Secretary of the Fund;
         (iii) A copy of a resolution of the Board of Trustees of the Fund certified by the Secretary of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;
         (iv) A Certificate signed by the Secretary of the Fund specifying: that an unlimited number of Shares are authorized under the Agreement and Declaration of Trust of the Fund, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding, the names and specimen signatures of the Officers of the Fund and the name and address of the legal counsel for the Fund;
         (v) Specimen Share certificate for each Series or class of Shares in the form approved by the Board of Trustees of the Fund (and in a format compatible with the Transfer Agent's system), together with a Certificate signed by the Secretary of the Fund as to such approval;
         (vi) Copies of the Fund's registration statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and
         (vii) Opinion of counsel for the Fund with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and nonassessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the registration statement has become effective or, if exempt, the specific grounds therefor).

                           ARTICLE III
              AUTHORIZATION AND ISSUANCE OF SHARES

      1. An unlimited number of Shares are authorized under the Agreement and Declaration of Trust of the Fund. The Fund's Board of Trustees has classified and allocated to each Series of the Fund an unlimited number of Shares. The Fund shall promptly notify the Transfer Agent of any action by the Board of Trustees which decreases the total number of Shares authorized to be issued by the Fund or any of its Series.

                           ARTICLE IV
             RECAPITALIZATION OR CAPITAL ADJUSTMENT

    1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:
         (a) A Certificate authorizing the issuance of the Share certificates in the new form;
         (b) Specimen Share certificates for each class of Shares in the new form approved by the Board of Trustees of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and
         (c) An opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the registration statement has become effective or, if exempt, the specific grounds therefor).

    2.   The Fund at its expense shall furnish the Transfer
Agent with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be compatible with the Transfer Agent's system and shall be properly signed by facsimile or otherwise by Officers of the Fund authorized by law or by the By-laws to sign Share certificates and, if required, shall bear the corporate seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this Article.


                            ARTICLE V
           ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

     1. (a) The Transfer Agent acknowledges that it has received a copy of the Fund's Prospectus, which Prospectus describes how sales and redemption of Shares of the Fund shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Shares on each Fund Business Day in accordance with such Prospectus. The Fund agrees to provide the Transfer Agent with sufficient advance notice to enable the Transfer Agent to effect any changes in the procedures set forth in the Prospectus regarding such purchase and redemption procedure; provided, however, that in no event will such advance notice be less than thirty (30) days.

         (b) The Transfer Agent shall also accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape or electronic data transmission consistent in all respects with the Transfer Agent's record format, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. The Transfer Agent shall not be liable for any losses or damages to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

    2. On each Fund Business Day, the Transfer Agent shall, as of the time at which the Fund computes the net asset value of the Fund, issue to and redeem from the accounts specified in a purchase order, redemption request or computer tape or electronic data transmission, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape or electronic data transmission is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four (24) hours orally advise the Approved Institution which supplied such tape of the discrepancy.

    3. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding Article VI, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from the Fund on such Fund Business Day.

    4. On each Fund Business Day, the Transfer Agent shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to the preceding paragraph 2 of this Article; the total number of Shares of the Fund redeemed from shareholders by the Transfer Agent on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to the preceding paragraph 3 of this Article, and the total number of Shares of the Fund issued and outstanding.

    5. In connection with each purchase and each redemption of Shares, the Transfer Agent shall send such statements as are prescribed by the Federal Securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign (if necessary), issue and mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Share requested.

    6. As of each Fund Business Day, the Transfer Agent shall furnish the Fund with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

    7. Upon receipt of a proper redemption request and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law: (a) in the case of a redemption of Shares pursuant to a redemption described in the preceding paragraph l(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus; and (b) in the case of a redemption of Shares pursuant to a computer tape or electronic data transmission described in the preceding paragraph l(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape or electronic data transmission.

    8. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

    9. Upon the issuance of any Shares in accordance with this Agreement, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

    10. The Transfer Agent shall accept a computer tape or electronic data transmission consistent with the Transfer Agent's record format, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape or electronic data transmission. The Transfer Agent shall not be liable for any losses to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

    11. (a) Except as otherwise provided in subparagraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized Officer of the Fund, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws. In no event will the Fund indemnify the Transfer Agent for any act done by it as a result of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. The Transfer Agent shall be entitled to accept, and shall be fully protected by the Fund in accepting, any request from any entity to carry out any transaction in Shares received by the Transfer Agent through any of the various programs offered through the National Securities Clearing Corporation ("NSCC") (including, but not limited to, Networking and FundServ). Any such entity shall constitute an Approved Institution as defined herein.
         (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption or transfer of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

    12. Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 11 of this Article or any redemption of any Shares pursuant to a computer tape or electronic data transmission described in this Agreement, any documents, including, without limitation, any documents of the kind described in subparagraph (a) of paragraph 11 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

     13. (a) As used in this Agreement, the terms "computer tape or electronic data transmission" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape or electronic data transmission shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was input to the System at such times as are agreed upon from time to time by the Transfer Agent and the Fund.
         (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.
         (c) The Transfer Agent reserves the right to approve, in advance, any Approved Institution; such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Fund when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Fund's records on the System.

                           ARTICLE VI
                   DIVIDENDS AND DISTRIBUTIONS

    1. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Trustees, certified by the Secretary or any Assistant Secretary, either: (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid and the total amount, if any, payable to the Transfer Agent on such payment date; or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

    2. Upon the mail date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of the Transfer Agent on behalf of the Fund an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address; or (ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

    3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and Out-of-Pocket Expenses, incurred in such corrective work as necessary to remedy such error.

    4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund, but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required by applicable law. Anything in this Agreement to the contrary notwithstanding, the Fund shall be solely responsible for the accurate, complete and timely filing with the proper federal, state and local authorities of all tax information with respect to any Fund account maintained under Matrix Level 3 through any of the various programs offered through the NSCC (including, but not limited to, Networking and FundServ).

                           ARTICLE VII
                       CONCERNING THE FUND

    1.   The Fund represents to the Transfer Agent that:
         (a) It is a business trust duly organized and existing under the laws of the State of Delaware.
         (b) It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws to enter into and perform this Agreement.
         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
         (d) It is an investment company registered under the Investment Company Act of 1940, as amended.
         (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

    2. Each copy of the Agreement and Declaration of Trust of the Fund and copies of all amendments thereto shall be certified by the Secretary of the Fund with a copy submitted to the Transfer Agent. Each copy of the By-laws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund shall be certified by the Secretary of the Fund under seal.

    3. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

    4. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by the Transfer Agent.
                          ARTICLE VIII
                  CONCERNING THE TRANSFER AGENT

    1. The Transfer Agent represents and warrants to the Fund that:
         (a) It is a corporation duly organized and existing under the laws of the State of Missouri.
         (b) It is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.
         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
         (d)  It is duly registered as a transfer agent under
Section 17A of the Securities Exchange Act of 1934, as amended.

    2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape or electronic data transmission, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Fund or person designated by the Fund and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Fund.

    3. The Transfer Agent upon notice to the Fund may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

    4. The Transfer Agent shall keep such records as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Fund. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate or other document so returned, if and when required. Such records maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the Officers, employees and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

    5. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, willful misfeasance, gross negligence or reckless disregard of its duties under this Agreement.

     6. (a) The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorneys' fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Fund or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without gross negligence or willful misfeasance or in reliance upon: (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape or electronic data transmission reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; (vi) any opinion of legal counsel for the Fund or the Transfer Agent; or (vii) any request by any entity to carry out any transaction in Shares received by the Transfer Agent through any of the various programs offered through the NSCC (including, but not limited to, Networking and FundServ). The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorneys' fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.

         (b) The Transfer Agent shall not settle any claim, demand, expense or liability to which it may seek indemnity pursuant to paragraph 6(a) above (each, an "Indemnifiable Claim") without the express written consent of an Officer of the Fund. The Transfer Agent shall notify the Fund within fifteen (15) days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Fund unless the Fund is unable to adequately defend the Indemnifiable Claim as a result of such failure, and further provided, that if as a result of the Transfer Agent's failure to provide the Fund with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Fund the Transfer Agent, at its own cost and expense, shall open such judgment. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Fund and reasonably acceptable to the Transfer Agent. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Fund shall direct such defense. The Fund shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have an adverse effect on the Transfer Agent beyond the scope of this Agreement. In such event, the Fund and the Transfer Agent shall each be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Fund shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, gross negligence or willful misfeasance.

    7. The Transfer Agent shall not be liable to the Fund with respect to any redemption draft on which the signature of the drawer is forged and which the Fund's Custodian has advised the Transfer Agent to honor the redemption (but nothing herein is meant to impose any duties upon the Fund's Custodian); nor shall the Transfer Agent be liable for any material alteration or absence or forgery of any endorsement, it being understood that the Transfer Agent's sole responsibility with respect to inspecting redemption drafts is to use reasonable care to verify the drawer's signature against signatures on file.

    8. There shall be excluded from the consideration of whether the Transfer Agent has breached this Agreement in any way, any period of time, and only such period of time during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control (collectively, "Causes"), including, without limitation, mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

    9. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Fund, or upon notice to the Fund, its own counsel, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

    10. The Transfer Agent may issue new Share certificates in place of certificates represented to have been lost, stolen or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or the Transfer Agent.

    If the Transfer Agent receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within thirty (30) days of the date of issuance, the Transfer Agent may reissue the certificate without requiring a surety bond. The Transfer Agent may also reissue certificates which are represented as lost, stolen or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Fund.

    11. In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

    12.  At the request of an Officer of the Fund, the Transfer
Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

    13. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:
         (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;
         (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;
         (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or
         (d)  The legality of any recapitalization or
readjustment of Shares.

    14. The Transfer Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

    15.  Purchase and Prices of Services:
         (a) The Manager will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the services set forth in
Schedule I.
         (b) The current unit prices for the services are set forth in Schedule II (the "Schedule II Fees"). Effective as of _______________, 2000, once in each calendar year, the Transfer Agent may elect to raise the Schedule II Fees upon ninety (90) days prior notice to the Fund, all subject to the mutual agreement of the parties hereto. Notwithstanding the annual right to raise the Schedule II Fees, the Transfer Agent may increase prices due to changes in legal or regulatory requirements subject to the approval of the Fund, which approval shall not be unreasonably withheld.

    16.  Billing and Payment:
         (a) The Transfer Agent shall bill the Manager monthly in arrears for accounts maintained and Out-of-Pocket Expenses.
The Transfer Agent may from time to time request that the Fund advance estimated expenditures of an unusual nature subject to reconciliation of actual expenses as soon as practicable thereafter.
         (b) The Manager shall pay the Transfer Agent in immediately available funds at UMB Bank, n.a. in Kansas City, Missouri within thirty (30) days of the date of the bill. Any amounts due under this Agreement which are not paid within said thirty (30) day period shall bear interest at the rate of one and one-half percent (1 and 1/2%) per month from such date until paid in full.

                           ARTICLE IX
                           TERMINATION

    Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice. In the event such notice is given by the Manager, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Manager, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Manager shall on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Trustees, certified by the Secretary or any Assistant Secretary, designating a successor transfer agent or transfer agents. In the absence of such designation by the Manager, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.
    In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Manager or the Fund, shall deliver the records of the Fund on electromagnetic media to the Fund or its successor transfer agent. The Fund shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

                            ARTICLE X
                          MISCELLANEOUS

    1. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least thirty (30) days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

    2. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at:
                            BMA Tower
                      700 Karnes Boulevard
                      Kansas City, MO 64108

or at such other place as the Fund may from time to time designate in writing.

    3. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to:

                            BMA Tower
                      700 Karnes Boulevard
                      Kansas City, MO 64108

or at such other place as the Transfer Agent may from time to time designate in writing.

    4.   Any notice or other instrument in writing, authorized
or required by this Agreement to be given to the Manager shall be sufficiently given if addressed to the Manager and mailed or delivered to:
                         UMB Bank, n.a.
                     Kansas City, MO  64108

    5. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement and agreed to by the Fund.

    6. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.

    7. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

    8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

    9. The provisions of this Agreement are intended to benefit only the Manager, the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

UMB BANK, n.a.



By:
Name:
Title:

[SEAL]


JONES & BABSON, INC.



By:

Name:     Stephen S. Soden
Title:    President

[SEAL]



Agreed:

UMB SCOUT FUNDS



By:

Name:     Stephen S. Soden
Title:    President


                           Schedule A
                    Series of UMB Scout Funds
                     as of ___________, 2000

UMB Scout Equity Index Fund
UMB Scout Technology Fund


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